SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                           FORM 8-K/A

                AMENDMENT NO. 3 TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report:  February 27, 1997.

              Tel-Com Wireless Cable TV Corporation
     (Exact Name of Registrant as specified in its charter)

Florida                            0-25896                  59-
317814
(State of Incorporation)              (Commission file No.)
(IRS Employer ID No.)


    501 Grandview Avenue, Suite 201, Daytona Beach, FL 32118
                 (Address of Principal Offices)

         Registrant's telephone number:  (904) 226-9977

This Report amends the Current Report dated February 12, 1996, as amended by Amendment to Current Report on Form 8-K/A dated February 23, 1996, as further amended by Amendment No. 2 to Current Report on Form 8-K/A dated May 20, 1996, and as further amended by Amendment No. 3 to Current Report on form 8-D/A dated February 13, 1997.

Item 2.  Acquisition or Disposition of Assets

     By agreement dated February 21, 1997 ("Amendment"), Tel-Com Wireless Cable TV Corporation (the "Company") and Melvin Rosen amended and restated that certain agreement dated February 12, 1997, providing for the restructuring of that certain Promissory Note (the "Note") dated February 23, 1996, in the original principal amount of $2,000,000, given by the Company to Mr. Rosen. A copy of the Agreement is attached hereto as Exhibit 2.

     Under the terms of the Agreement, the Company will make payment of $625,000 toward reduction of the principal balance of the Note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, will be paid on or before February 23, 1998, provided that, with an additional payment of $100,000, the Company may extend such maturity date for an additional period of six (6) months.

     As consideration for the restructuring of the Note, the Company agreed to pay Mr. Rosen a deposit of $50,000 by February 24, 1997, and to issue to Mr. Rosen 100,000 shares of its common stock, par value $.001 per share having certain piggy back registration rights. The $50,000 deposit is to be applied toward the principal balance of the Note; provided, however, that if the $625,000 principal deduction payment is not timely paid, Mr. Rosen may retain such deposit.



Item 7.  Financial Statements and Exhibits.

     Schedule of Exhibits.

          Exhibit 2.     Letter Agreement dated February 21,
1997, between the Company and Melvin Rosen.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Tel-Com Wireless Cable TV
Corporation


Date:     February 27, 1997             By:  /s/ Fernand L.
Duquette
                                   Fernand L. Duquette, President
                            EXHIBIT 2

Tel-Com Wireless Cable TV Corporation "TCC"
                     a NASDAQ listed company

501 N. Grandview Avenue, Suite 201, Daytona Beach, Florida 32118



February 21, 1997

VIA FACSIMILE (305) 944-1433

Mr. Melvin Rosen
1931 NE 163rd Street
Miami, FL 33162

     Re:  Tel-Com Wireless Cable TV Corporation (the "Company")

Dear Mel:

     This letter amends and restates the letter agreement entered into on February 12, 1997, between you and the Company for the restructuring of the payment of the Promissory Note (the "Note") dated February 23, 1996, given by the Company and payable to your order. The terms for this restructuring are as follows:

1. The Company will make a payment of $625,000 toward reduction of the principal balance of the Note on or before March 7, 1997.

2. As consideration for deferring the remaining principal balance of the Note, the Company will pay to you a deposit of $50,000 by February 24, 1997, and issue you 100,000 shares of its common stock with piggy-back registration rights. In addition, the 121,212 shares of common stock issued to you and held in escrow will be released from escrow. The $50,000 deposit will be applied toward the principal balance of the Note provided, however, that if the sum of $625,000 is not paid to you as set forth in paragraph 1, then the $50,000 deposit may be retained by you.

3. The remaining principal balance of $1.325 million, plus accrued interest at the applicable federal rate (short-term), will be paid on February 23, 1998; provided that, for a payment of $100,000, the maturity date will be extended an addition six
(6) months. During such additional extension period, interest will accrue at the prime rate published by the Wall Street Journal plus 2%, and be payable monthly.

4. In the event that the Company completes a secondary public offering of its common stock for a gross amount of at least $5,000,000 prior to the maturity date of the Note, the Company will satisfy the Note within thirty (30) days after funding.

5. The Tel-Com - Rosen Trust will be modified appropriately to reflect the terms set forth in this proposal. Such modification will be subject to approval by your counsel. The Company agrees to pay the Trustee's fee until the Note is paid and to pay your counsel's fee for reviewing and approving this agreement and any ancillary documents.

6. The Company will provide a complete release of all claims it might have against you with respect to the Costat Rica transaction. Such release will be subject to approval of your counsel.

7. In the event the Company defaults in the payment of the remaining balance of the Note as set forth in paragraph 3, the Company will transfer back to you the assets of the Tel-Com - Rosen Trust; however, any equipment owned or used by the Company or its subsidiaries shall not be included in the assets of the Tel-Com - Rosen Trust and shall be retained by the Company or its designee.

     Please confirm your acceptance of these terms by signing where indicated below and returning your signature to me via fax. Upon receipt of your signed agreement to these terms, we will undertake to modify the appropriate agreements. Until such time as the agreements have been modified, terms of this letter shall constitute binding agreements of the parties.

                              Sincerely,

                              TEL-COM WIRELESS CABLE TV CORP.


                              By:  /s/ Fernand L. Duquette
                                   Fernand L. Duquette, President

THE FOREGOING TERMS ARE ACCEPTED AND AGREED TO THIS 21st DAY OF
FEBRUARY, 1997.


By:  /s/ Melvin Rosen
     Melvin Rosen

FLD/Ims

Approved by Tel-Com Wireless Cable TV Corporation Board of
Directors

     /s/ Dennis J. Devlin               Date:     February 13,
1997
     Dennis J. Devlin

     /s/ Richard Crowley           Date:     February 13, 1997
     Richard Crowley

     /s/ Richard Vega              Date:     February 13, 1997
     Richard Vega